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Exhibit 5.1

[LETTERHEAD OF RICHARDS, LAYTON & FINGER]

August 12, 2003

Pemex Project Funding Master Trust
c/o The Bank of New York
Corporate Trust
International Structured Finance Unit
101 Barclay Street, Floor 21 West
New York, NY 10286

Re:	Pemex Project Funding Master Trust Petróleos Mexicanos Registration Statement on Form F-4

Ladies and Gentlemen:

        We have acted as special Delaware counsel to Pemex Project Funding Master Trust, a Delaware statutory trust (the "Trust"), in connection with the above-referenced Registration Statement on Form F-4 (the "Registration Statement") filed on the date hereof by the Trust, Petróleos Mexicanos, Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with the proposed offers to exchange (the "Exchange Offers") U.S. $750,000,000 of the Trust's 6.125% Notes due 2008 (the "6.125% New Notes"), U.S. $510,154,000 of the Trust's 8.625% Bonds due 2022 (the "8.625% New Bonds") and U.S. $757,265,000 of the Trust's 7.375% Notes due 2014 (the "7.375% New Notes") that have been registered under the Act for an equal principal amount of the Trust's issued and outstanding 6.125% Notes due 2008 (the "6.125% Old Notes"), 8.625% Bonds due 2022 (the "8.625% Old Bonds") and 7.375% Notes due 2014 (the "7.375% Old Notes"). The 6.125% New Notes, the 8.625% New Bonds and the 7.375% New Notes (collectively, the "New Securities") will be issued pursuant to an Indenture dated as of July 31, 2000 (the "Indenture") among the Trust, Petróleos Mexicanos and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (the "Trustee"). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Trust Agreement (as such term is defined below), except that reference herein to any document shall mean such document as in effect on the date hereof.

        We have examined originals or copies of the following documents:

  (a)
  the Trust Agreement, dated as of November 10, 1998 (the "Trust Agreement"), among The Bank of New York, as Managing Trustee, The Bank of New York (Delaware), as Delaware Trustee, and Petróleos Mexicanos, as Sole Beneficiary;

  (b)
  the Indenture;

  (c)
  the Assignment and Indemnity Agreement;

  (d)
  the forms of the 6.125% New Notes, the 8.625% New Bonds and the 7.375% New Notes filed as Exhibits 4.2, 4.3, and 4.4 respectively, to the Registration Statement;

  (e)
  the Instructions to Execute the Indenture and related documents, dated July 31, 2000, to The Bank of New York from Petróleos Mexicanos;

  (f)
  the Instructions to Execute the New Securities, dated August 11, 2003, to The Bank of New York from Petróleos Mexicanos;

  (g)
  a certified copy of the Certificate of Trust (the "Certificate of Trust") of the Trust which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on November 9, 1998, with effective date of November 10, 1998; and

  (h)
  a Certificate of the Managing Trustee dated July 31, 2000, as to certain matters.

        Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

          1.     Under the Trust Agreement and the Delaware Statutory Trust Act, 12 Del. C. 3801, et seq., the Trust has full power and authority to execute and deliver the Indenture and the New Securities and to perform its obligations thereunder.

          2.     The execution, delivery and performance by the Trust of the Indenture and the New Securities have been duly authorized by all necessary action on the part of the Trust.

          3.     The Indenture has been duly executed and delivered by the Trust.

        The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

          A.    We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware currently in effect. We express no opinion with respect to (i) federal laws, including without limitation, the Act, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws or (iii) laws, rules and regulations relating to the particular nature of the Trust's assets.

          B.    We have assumed (i) the valid existence and good standing of each party to the documents examined by us, other than the Trust, under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 2 and 3 above, that each party has duly authorized, executed and delivered the documents examined by us, and (v) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement, the Assignment and Indemnity Agreement and the Certificate of Trust are in full force and effect and have not been amended.

          C.    We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

        We hereby consent to the filing of this opinion as Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption "Validity of Securities." In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
By:	/s/ RICHARDS, LAYTON & FINGER, P.A. Richards, Layton & Finger

WF/PXC

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  Exhibit 5.1
[LETTERHEAD OF RICHARDS, LAYTON & FINGER]